Exhibit 1.4

FINAL VERSION

VOTING AGREEMENT

This Voting Agreement (this “Agreement”) is entered into as of March 29, 2012 among HeartWare International, Inc., a Delaware corporation (“Parent”), Ocean Acquisition Holding Inc., a Delaware corporation and an indirect wholly owned subsidiary of Parent (“Merger Sub”), and the person listed as a stockholder of World Heart Corporation, a Delaware corporation (the “Company”) on the signature page hereto (the “Stockholder”).

RECITALS

A. Concurrently with the execution and delivery of this Agreement, the Company, Merger Sub and Parent are entering into an Agreement and Plan of Merger (as the same may be amended or supplemented, the “Merger Agreement”), which provides, among other things, for the acquisition of the Company by Parent by means of a merger of Merger Sub with and into the Company (the “Merger”), all on the terms and subject to the conditions set forth in the Merger Agreement. Capitalized terms used herein that are not defined shall have the meanings set forth in the Merger Agreement.

B. The Stockholder is the record and beneficial owner of the number of shares of Company Common Stock set forth on Part I of Exhibit A hereto (such securities, as they may be adjusted by stock dividend, stock split, recapitalization, combination or exchange of shares, merger, consolidation, reorganization or other change or transaction of or by the Company, together with securities of the Company that may be acquired after the date hereof by the Stockholder are collectively referred to herein as the “Securities”).

C. As an inducement and a condition to the willingness of Parent and Merger Sub to enter into the Merger Agreement, and in consideration of the substantial expenses incurred and to be incurred by them in connection therewith, the Stockholder has agreed to enter into, be legally bound by and perform this Agreement.

AGREEMENTS

In consideration of the recitals and the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereto agree as follows:

1. Covenants of the Stockholder. The Stockholder agrees as follows:

(a) The Stockholder shall not, directly or indirectly, (i) sell, transfer (including by operation of law), pledge, assign or otherwise encumber or dispose of, or enter into any agreement, option or other arrangement (including any profit sharing arrangement) or understanding with respect to any of the Securities to any person other than Parent or Parent’s designee, (ii) deposit any Securities into a voting trust or enter into any voting arrangement, whether by proxy, voting agreement, voting trust, power-of-attorney, attorney-in-fact, agent or otherwise, with respect to the Securities, except as contemplated by this Agreement, or (iii) take any other action that would in any way make any representation or warranty of the Stockholder herein untrue or incorrect in any material respect or otherwise restrict, limit or interfere in any material respect with the performance of the Stockholder’s obligations hereunder or the transactions contemplated hereby.

(b) At any meeting of stockholders of the Company called to vote upon the Merger and the Merger Agreement or at any adjournment thereof or in any other circumstances upon which a vote, consent or other approval (including by written consent) is sought with respect to the Merger and the Merger Agreement, the Stockholder shall vote (or cause to be voted) the number of its Securities set forth in Part II of Exhibit A hereto in favor of the Merger, the adoption of the Merger Agreement and the approval of the terms thereof and each of the other transactions contemplated by this Agreement or the Merger Agreement.

(c) The Stockholder shall take, or cause to be taken, all reasonable actions, and to do, or cause to be done, and to assist and cooperate with the Company and Parent in doing, all things reasonably necessary to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by the Merger Agreement, including, without limitation, (i) causing the Company to call the Company Stockholders’ Meeting for the purpose of considering, acting upon and voting upon the approval and adoption of the Merger Agreement, the Merger and all other transactions contemplated by the Merger Agreement (or executing valid and effective written consents in lieu of a meeting of the holders of the minimum number of shares of Company Common Stock required to approve the Merger Agreement, the Merger and all other transactions contemplated by the Merger Agreement), (ii) attending, if applicable, the Company Stockholders’ Meeting or any adjournment thereof (or executing valid and effective proxies to any other attending participant of a Company Stockholders’ Meeting in lieu of attending such Company Stockholders’ Meeting or any adjournment thereof), and (iii) causing the Company to postpone or adjourn, at Parent’s request, the Company Stockholders’ Meeting on one occasion for up to fifteen (15) Business Days (but in any event no later than the Outside Date) (x) in order to solicit additional proxies for the purpose of obtaining the Company Stockholder Approval (unless prior to such adjournment the Company shall have received an aggregate number of proxies voting for the adoption of the Merger Agreement, which have not been withdrawn, such that the condition in Section 8.01(b) of the Merger Agreement will be satisfied at such meeting), (y) if a quorum is not present or (z) in order to allow reasonable additional time for (A) the filing and mailing of, at the reasonable request of Parent, any supplemental or amended disclosure and (B) such supplemental or amended disclosure to be disseminated to, and reviewed by, the stockholders of the Company prior to the Company Stockholders’ Meeting.

(d) The Stockholder shall not, directly or indirectly, through any officer, director, agent or other representative, (i) solicit, initiate or encourage (including by way of furnishing nonpublic information), or take any other action to facilitate, any inquiries or the making of any proposal or offer (including any proposal or offer to the Company’s stockholders) with respect to any Competing Transaction (a “Competing Proposal”) or (ii) enter into, maintain, continue or otherwise engage or participate in any discussions or negotiations with any Person or entity in furtherance of such inquiries or to obtain a proposal or offer with respect to a Competing Transaction. The Stockholder shall, and shall direct or cause its representatives and agents to, immediately cease and cause to be terminated any discussions or negotiations with any parties that may be ongoing with respect to (or that could be reasonably expected to lead to) a Competing Proposal. The Stockholder shall promptly notify Parent, orally and in writing, after the receipt by the Stockholder of any proposal, inquiry, offer or request (or any amendment thereto) with respect to a Competing Transaction including any request for discussions or negotiations. Such notice shall indicate the identity of the Person making such proposal, inquiry, offer or request and a description of such proposal, inquiry, offer or request, including the terms and conditions (if any) of such proposed Competing Transaction.

(e) The Stockholder shall vote (or cause to be voted) its Securities against (i) any Competing Proposal and (ii) any action, proposal, transaction or agreement which would reasonably be expected to impede, interfere with, delay, discourage, adversely affect or inhibit the timely consummation of the Merger or the fulfillment of Parent’s, the Company’s or Merger Sub’s conditions under the Merger Agreement or change in any manner the voting rights of any security of the Company (including by any amendments to the Company’s charter or bylaws).

2. Grant of Irrevocable Proxy Coupled with an Interest; Appointment of Proxy.

(a) The Stockholder hereby irrevocably (i) grants to Parent and any designee of Parent, alone or together, the Stockholder’s proxy, and (ii) appoints Parent and any designee of Parent as the Stockholder’s proxy, attorney-in-fact and agent (with full power of substitution and resubstitution), alone or together, for and in the name, place and stead of the Stockholder, to vote the Securities, or grant a consent or approval in respect of the Securities, in accordance with Section 1 above at any meeting of the stockholders of the Company or at any adjournment thereof or in any other circumstances upon which their vote, consent or other approval is sought in favor of the Merger, the adoption by the Company of the Merger Agreement and the approval of the other transactions contemplated by the Merger Agreement. The Stockholder agrees to execute such documents or certificates evidencing such proxy as Parent may reasonably request. The Stockholder acknowledges receipt and review of a copy of the Merger Agreement.

(b) The Stockholder represents that any proxies heretofore given in respect of the Securities are not irrevocable, and that any such proxies are hereby revoked.

(c) THE STOCKHOLDER HEREBY AFFIRMS THAT THE PROXY SET FORTH IN THIS SECTION 2 IS COUPLED WITH AN INTEREST AND IS IRREVOCABLE UNTIL SUCH TIME AS THIS AGREEMENT TERMINATES IN ACCORDANCE WITH ITS TERMS. The Stockholder hereby further affirms that the irrevocable proxy is given in connection with the execution of the Merger Agreement, and that such irrevocable proxy is given to secure the performance of the duties of the Stockholder under this Agreement. The Stockholder hereby ratifies and confirms all that such irrevocable proxy may lawfully do or cause to be done by virtue hereof. Such irrevocable proxy shall be valid until the termination of this Agreement in accordance with its terms. The power of attorney granted by the Stockholder is a durable power of attorney and shall survive the bankruptcy, dissolution, death or incapacity of the Stockholder.

3. Representations and Warranties of the Stockholder. The Stockholder hereby represents and warrants to Parent and Merger Sub as follows:

(a) The Stockholder has all requisite power and authority to execute and deliver this Agreement and to perform the Stockholder’s obligations under this Agreement. The execution, delivery and performance of this Agreement have been duly authorized by the Stockholder. This Agreement has been duly executed and delivered by the Stockholder and, assuming this Agreement constitutes a valid and binding obligation of Parent and Merger Sub, constitutes a valid and binding obligation of the Stockholder enforceable against the Stockholder in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

(b) The Securities and the certificates (or any book-entry notations used to represented any uncertificated shares of Company Common Stock) representing the Securities are now, and at all times during the term hereof will be, held by the Stockholder, or by a nominee or custodian for the benefit of the Stockholder, and the Stockholder has title to the Securities, free and clear of any Encumbrances (including voting trusts and voting commitments), except as provided by this Agreement. As of the date of this Agreement, the Stockholder owns of record or beneficially no securities of the Company, or any options, warrants or rights exercisable for securities of the Company, other than the Securities set forth on Part I of Exhibit A hereto. The Stockholder has full power to vote the Securities as provided herein. Neither the Stockholder nor any of the Securities is subject to any voting trust, proxy or other agreement, arrangement or restriction with respect to the voting or disposition of the Securities, except as otherwise contemplated by this Agreement or the Merger Agreement.

(c)(i) No filing with, and no permit, authorization, consent or approval of any state, federal or foreign governmental authority is necessary on the part of the Stockholder for the execution and delivery of this Agreement by the Stockholder and the performance by the Stockholder of the Stockholder’s obligations under this Agreement and (ii) neither the execution and delivery of this Agreement by the Stockholder nor the performance by the Stockholder of the Stockholder’s obligations under this Agreement nor compliance by the Stockholder with any of the provisions hereof shall (x) result in the creation of an encumbrance on any of the Securities or (y) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Stockholder or any of the Securities, except in the case of (x) or (y) for violations, breaches or defaults that would not in the aggregate materially impair the ability of the Stockholder to perform its obligations hereunder.

(d) The Stockholder understands and acknowledges that Parent and Merger Sub are entering into the Merger Agreement in reliance upon the Stockholder’s execution and delivery of this Agreement.

(e) The Stockholder represents and warrants to Parent and Merger Sub that none of the information relating to the Stockholder and its affiliates provided by or on behalf of the Stockholder or its affiliates for inclusion in the Proxy Statement will, at the respective times that the Proxy Statement is filed with the SEC or is first mailed to the holders of the Company Common Stock, contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Stockholder authorizes and agrees to permit Parent and Merger Sub to publish and disclose in the Proxy Statement and any related filings under the securities laws of the United States or any state thereof the Stockholder’s identity and ownership of Securities and the nature of its commitments, arrangements and understandings under this Agreement and any other information required by applicable Law.

4. Representations and Warranties of Parent and Merger Sub. Parent and Merger Sub hereby jointly and severally represent and warrant to the Stockholder as follows: Parent and Merger Sub have the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby; the execution, delivery and performance of this Agreement by Parent and Merger Sub and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub; and this Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming this Agreement constitutes a valid and binding obligation of the Stockholder, constitutes a valid and binding obligation of Parent and Merger Sub enforceable against each of them in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

5. Further Assurances. The Stockholder will, from time to time, execute and deliver, or cause to be executed and delivered, in each case without further consideration, such additional or further transfers, assignments, endorsements, consents and other instruments as Parent may reasonably request for the purpose of effectively carrying out the Stockholder’s obligations under this Agreement and to vest the power to vote the Securities as contemplated by Section 2. Parent agrees to take, or cause to be taken, (i) all actions reasonably necessary to comply promptly with all legal requirements that may be imposed with respect to the transactions contemplated by this Agreement and (ii) all actions reasonably necessary or desirable to consummate the transactions contemplated by this Agreement.

6. Assignment; Binding Effect. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, except that Parent may assign all or any of its rights and obligations hereunder to any affiliate of Parent; provided, however, that no such assignment shall relieve the assigning party of its obligations hereunder if such assignee does not perform such obligations. Subject to the preceding sentence, this Agreement shall be binding upon, inure solely to the benefit of, and be enforceable by, the parties hereto and their respective permitted successors and assigns. Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, expressed or implied, is intended to or shall confer on any person other than the parties hereto or their respective heirs, successors, executors, administrators and assigns any rights, benefits, remedies, obligations or liabilities of any nature whatsoever under or by reason of this Agreement.

7. Termination. This Agreement, and all rights and obligations of the parties hereunder, shall terminate upon the first to occur of (i) the Effective Time, (ii) the date on which the Merger Agreement is terminated in accordance with its terms or (iii) the mutual written agreement of the parties to terminate this Agreement. In the event of termination of this Agreement pursuant to this Section 7, this Agreement will become null and void and of no effect with no liability on the part of any party hereto; provided, however, that no such termination will relieve any party hereto from any liability for any willful breach of this Agreement occurring prior to such termination.

8. Stockholder Capacity. Notwithstanding anything to the contrary in this Agreement, the parties acknowledge that (a) the Stockholder is entering into this Agreement solely in the Stockholder’s capacity as a record and/or beneficial owner of the Company Common Stock and not in such Stockholder’s capacity as a director, officer or employee of the Company (if applicable) or in such Stockholder’s capacity as a trustee or fiduciary of any Plans and (b) nothing in this Agreement is intended to restrict or affect any action or inaction of the Stockholder or any representative of the Stockholder, as applicable, serving on the Company Board or on the board of directors of any Subsidiary of the Company or as an officer or fiduciary of the Company or any Subsidiary of the Company, acting in such Person’s capacity as a director, officer, employee or fiduciary of the Company or any Subsidiary of the Company.

9. General Provisions.

(a) Except as otherwise set forth in the Merger Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense, whether or not the transactions contemplated hereby are consummated.

(b) Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in a writing that refers to this Agreement and signed, in the case of an amendment, by each of the parties hereto, or in the case of a waiver, by the party against whom the waiver is to be effective. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by applicable law.

(c) Any notice, demand, or communication required or permitted to be given by any provision of this Agreement shall be deemed to have been sufficiently given or served for all purposes if (i) personally delivered, (ii) mailed by registered or certified first-class mail, prepaid with return receipt requested, (iii) sent by a nationally recognized overnight courier service, to the recipient at the address below indicated or (iv) delivered by facsimile or email which is confirmed in writing by sending a copy of such facsimile or email to the recipient thereof pursuant to clause (i) or (iii) above:

If to Parent or Merger Sub:

HeartWare International, Inc.

205 Newbury Street, Suite 101

Framingham, MA 01701

Attention:	Lawrence Knopf
Telephone:	(508) 739-0873
Facsimile:	(508) 739-0948
Email:	lknopf@heartwareinc.com

With a required copy to (which shall not constitute notice):

Shearman & Sterling LLP

599 Lexington Avenue

New York, NY 10022
Attention:	Clare O’Brien
Robert Katz
Telephone:	(212) 848-4000
Facsimile:	(212) 848-7179
E-mail:	cobrien@shearman.com
robert.katz@shearman.com

If to the Stockholder:

At the address and facsimile number and email address set forth set forth in Part I of Exhibit A hereto;

or to such other address as any party hereto may, from time to time, designate in a written notice given in like manner.

(d) When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Wherever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

(e) This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart. Signatures delivered by facsimile or electronic transmission shall be binding for all purposes hereof.

(f) This Agreement and the Merger Agreement constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

(g) This Agreement shall be governed and construed in accordance with the laws of the State of Delaware without regard to any applicable conflicts of law.

(h) Each party hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction and proper venue of the Court of Chancery of the State of Delaware, and each party consents to personal and subject matter jurisdiction and venue in such courts and waives and relinquishes all right to attack the suitability or convenience of such venue or forum by reason of their present or future domiciles, or by any other reason. The parties acknowledge that all directions issued by the forum court, including all injunctions and other decrees, will be binding and enforceable in all jurisdictions and countries. Each of the parties hereto hereby waives to the fullest extent permitted by applicable Law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or the transactions contemplated hereby.

(i) If any provision of this Agreement or the application thereof to any party or set of circumstances shall, in any jurisdiction and to any extent, be finally held invalid or unenforceable by any rule of law or public policy, such term or provision shall only be ineffective as to such jurisdiction, and only to the extent of such invalidity or unenforceability, without invalidating or rendering unenforceable any other terms or provisions of this Agreement or under any other circumstances, and the parties shall negotiate in good faith a substitute provision which comes as close as possible to the invalidated or unenforceable term or provision, and which puts each party in a position as nearly comparable as possible to the position it would have been in but for the finding of invalidity or unenforceability, while remaining valid and enforceable.

(j) Each of the parties acknowledges that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and agrees that the parties’ respective remedies at law for a breach or threatened breach of any of the provisions of this Agreement would be inadequate and, in recognition of that fact, each agrees that, in the event of a breach or threatened breach by any party of the provisions of this Agreement, in addition to any remedies at law, each party, respectively, without posting any bond, shall be entitled to seek equitable relief in the form of specific performance, a temporary restraining order, a temporary or permanent injunction or any other equitable remedy which may then be available.

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

HEARTWARE INTERNATIONAL, INC.

By:	/s/ Doug Godshall
	Name:	Doug Godshall
	Title:	President/CEO

OCEAN ACQUISITION HOLDING INC.

By:	/s/ Doug Godshall
	Name:	Doug Godshall
	Title:	President

VENROCK ASSOCIATES V, L.P.
By:	Venrock Management V, LLC
Its:	General Partner

VENROCK PARTNERS V, L.P.
By:	Venrock Partners Management V, LLC
Its:	General Partner

VENROCK ENTREPRENEURS FUND V, L.P.
By:	VEF Management V, LLC
Its:	General Partner

By:	/s/ Anders D. Hove
	Name:	Anders D. Hove
Title:

[Voting Agreement]

Exhibit A

Stockholder Security Ownership and Voting Information

Part I

Name and Address of Stockholder	Number and Class of Securities Held by the Stockholder
Venrock Associates V, L.P. 3340 Hillview Avenue Palo Alto, CA 94304 Facsimile: (212) 444-4101 Email: ahove@venrock.com	5,560,644 shares of Company Common Stock; Warrants to purchase 2,252,211shares of Common Stock

Venrock Entrepreneurs Fund V, L.P. 3340 Hillview Avenue Palo Alto, CA 94304 Facsimile: (212) 444-4101 Email: ahove@venrock.com	130,650 shares of Company Common Stock; Warrants to purchase 52,917 shares of Common Stock

Venrock Partners V, L.P. 3340 Hillview Avenue Palo Alto, CA 94304 Facsimile: (212) 444-4101 Email: ahove@venrock.com	471,450 shares of Company Common Stock; Warrants to purchase 190,950 shares of Common Stock

Part II

Number and Class of Securities held by Stockholder to be voted, pursuant to Section 1(b), in favor of the Merger, the adoption of the Merger Agreement and the approval of the terms thereof and each of the other transactions contemplated by this Agreement or the Merger Agreement, or necessary to the consummation of such transactions, as to which the Company stockholders are called upon to vote, consent or approve:

Venrock Associates V, L.P. 3340 Hillview Avenue Palo Alto, CA 94304	5,560,644 shares of Company Common Stock

Venrock Entrepreneurs Fund V, L.P. 3340 Hillview Avenue Palo Alto, CA 94304	130,650 shares of Company Common Stock

Venrock Partners V, L.P. 3340 Hillview Avenue Palo Alto, CA 94304	471,450 shares of Company Common Stock